As filed with the Securities and Exchange Commission on July 19, 2018

Registration No. 333-146479

Registration No. 333-193136

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146479

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-193136

IDEXX Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	01-0393723
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One IDEXX Drive Westbrook, Maine	04092
(Address of Principal Executive Offices)	(Zip Code)

2009 Stock Incentive Plan

2018 Stock Incentive Plan

(Full title of the plan)

Jacqueline L. Studer

Corporate Vice President, General Counsel and Secretary

IDEXX Laboratories, Inc.

One IDEXX Drive

Westbrook, Maine 04092

(Name and address of agent for service)

(207) 556-0300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On May 9, 2018, the shareholders of IDEXX Laboratories, Inc. (“IDEXX” or the "Registrant") approved the 2018 Stock Incentive Plan (the “2018 Plan”). Effective upon the approval of the 2018 Plan, (i) no additional awards are to be granted pursuant to the terms of the 2009 Stock Incentive Plan (the “Prior Plan”), (ii) awards outstanding under the Prior Plan as of May 9, 2018, representing 3,264,033 shares, shall remain in full force and effect under the Prior Plan according to their respective terms (the “Outstanding Awards”), (iii) 7,500,000 shares were reserved for grants of awards under the 2018 Plan, subject to adjustment in the case of certain corporate events under the terms of the 2018 Plan and (iv) to the extent that an award granted under the Prior Plan or the 2018 Plan is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the shares subject to such award not delivered as a result thereof, including any shares that are unearned under performance awards taking into account the maximum possible payout (the “Returned Shares”), shall again be available for awards under the 2018 Plan.

IDEXX has previously registered shares of common stock to be issued under the Prior Plan on Registration Statement No. 333-146479, filed on June 19, 2009 and on Registration Statement No. 333-193136, filed on December 30, 2013 (collectively, the "Registration Statements"). Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements and SEC Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to the Registration Statements to reflect that, effective as of May 9, 2018, the Prior Plan will no longer be utilized for new issuances of shares (other than in connection with the Outstanding Awards) nor for the issuance of any Returned Shares but, with respect to those shares previously registered on the Registration Statements that remain unissued and not subject to an Outstanding Award as of May 9, 2018, 7,500,000 of such shares have been authorized and may be issued pursuant to the 2018 Plan and the Returned Shares, if any, have been authorized and may also be issued under the 2018 Plan. In addition, this Post-Effective Amendment to the Registration Statements includes as an exhibit hereto a copy of the 2018 Plan and a new opinion as to the validity of the shares of common stock that were previously issuable pursuant to the Prior Plan, which are available for issuance under the 2018 Plan going forward. All other items of the Registration Statements are incorporated herein by reference without change.

No additional securities are being registered by this Post-Effective Amendment to the Registration Statements.

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PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, filed with the Commission, are incorporated in this Registration Statement by reference:

(1)         The Registrant’s latest annual report filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(2)         All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

(3)         The description of the common stock, $.10 par value per share, of the Registrant (the “Common Stock”) contained in a registration statement filed on Form 8-A under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents; provided, however that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), as amended, gives Delaware corporations the power to indemnify each of their present and former directors or officers under certain circumstances, if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

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Article Ninth of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be liable for any breach of fiduciary duty, except to the extent that the DGCL prohibits the limitation of liability of directors for breach of fiduciary duty.

Article Thirteenth of the Registrant’s Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought, and the Registrant has the right to participate in such action or assume the defense thereof.

Article Thirteenth of the Registrant’s Certificate of Incorporation further provides that the indemnification provided therein is not exclusive and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

As permitted by Section 145(g) of the DGCL, under Article Thirteenth of the Registrant’s Certificate of Incorporation, the Registrant may purchase insurance on behalf of its directors and officers against any expense, liability or loss incurred by him or her in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant maintains such insurance.

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Under the Prior Plan, no director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith. Under the 2018 Plan, no director or person acting pursuant to the authority delegated by the Registrant’s board shall be liable for any action or determination relating to or under the Plan made in good faith. In addition to such other rights of indemnification as they may have as Directors or members of a Committee, and to the extent allowed by applicable laws, the Board and Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Board or Committee may be party by reason of any action taken or failure to act under or in connection with the 2018 Plan or any Award granted under the 2018 Plan, and against all amounts paid in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Board or Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Board or Committee member shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Plan Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbrook, State of Maine, on this 19th day of July 2018.

IDEXX Laboratories, Inc.

By:	/s/ Jonathan W. Ayers

Jonathan W. Ayers Chairman, President and Chief Executive Officer

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POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of IDEXX Laboratories, Inc., hereby severally constitute and appoint Jonathan W. Ayers and Brian P. McKeon, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments and post-effective amendments to this registration statement filed herewith and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable IDEXX Laboratories, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan W. Ayers	Chairman of the Board, Chief Executive Officer and President
Jonathan W. Ayers	(Principal Executive Officer)	July 19, 2018

/s/ Brian P. McKeon	Executive Vice President, Chief Financial Officer and Treasurer
Brian P. McKeon	(Principal Financial and Accounting Officer)	July 19, 2018

/s/ Bruce L. Claflin
Bruce L. Claflin	Director	July 19, 2018

/s/ Stuart M. Essig, PhD
Stuart M. Essig, PhD	Director	July 19, 2018

/s/ Rebecca M. Henderson, PhD
Rebecca M. Henderson, PhD	Director	July 19, 2018

/s/ Daniel M. Junius
Daniel M. Junius	Director	July 19, 2018

/s/ Lawrence D. Kingsley
Lawrence D. Kingsley	Director	July 19, 2018

/s/ M. Anne Szostak
M. Anne Szostak	Director	July 19, 2018

/s/ Sophie V. Vandebroek, PhD
Sophie V. Vandebroek, PhD	Director	July 19, 2018

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INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Company, as amended
4.2(2)	Amended and Restated By-Laws of the Registrant
4.3(3)	2009 Stock Incentive Plan, as amended
5.1	Opinion and Consent of Pierce Atwood LLP, counsel to the Registrant*
23.1	Consent of Pierce Atwood LLP (included in Exhibit 5.1)*
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant*
24.1	Power of attorney (included on the signature pages of this registration statement)*
99.1(4)	2018 Stock Incentive Plan

*—	Filed herewith

(1)	Previously filed with the Securities and Exchange Commission as Exhibit No. 3(i) to Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, File No. 0-19271, and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as Exhibit No. 3.1 to the Current Report on Form 8-K filed December 12, 2017, File No. 0-19271.

(3) Previously filed with the Securities and Exchange Commission as Exhibit 99.1 to the Registration Statement on Form S-8 filed December 30, 2013, File No. 333-193136.

(4)	Previously filed with the Securities and Exchange Commission as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, File No. 0-19271, filed March 29, 2018 and incorporated herein by reference.

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